EXHIBIT 99.1

Greg Parker
Investor Relations
210/220-5632
or
Renee Sabel
Media Relations
210/220-5416
FOR IMMEDIATE RELEASE
April 26, 2006

CULLEN/FROST REPORTS FIRST QUARTER
RESULTS AND TIMING OF EARNINGS CONFERENCE CALL

SAN ANTONIO - Cullen/Frost Bankers, Inc. (NYSE: CFR) today reported first quarter 2006 net income of $46.7 million, an increase of 24.9 percent from the $37.4 million reported for the first quarter of 2005. On a per-share basis, earnings for the quarter were $.83 per diluted common share, up 18.6 percent over the $.70 per diluted common share reported a year earlier. Returns on average assets and equity for the first quarter of 2006 were 1.68 percent and 18.86 percent, respectively, compared to 1.54 percent and 18.31 percent for the same quarter the previous year.

For the first quarter of 2006, net interest income on a taxable-equivalent basis rose 25.0 percent to $114.7 million, compared to the $91.8 million reported a year earlier. Average loans were up 19.3 percent to $6.3 billion, from the $5.3 billion reported a year earlier. Average deposits for the quarter rose to $9.0 billion, up 13.1 percent over the $8.0 billion reported in the first quarter of 2005. Excluding the impact of three acquisitions completed during the fourth quarter of 2005 and the first quarter of 2006 - average loans increased 11.0 percent, and average deposits were up 7.1 percent, compared to the first quarter a year earlier.

"Our company's strong performance for the first quarter reflects the results of our company-wide sales focus, as well as the successful integration of acquisitions we completed during the past six months - Horizon Capital Bank, Texas Community Bank and Alamo Bank of Texas," said Dick Evans, chairman and CEO of Cullen/Frost. "Houston, Dallas and the Rio Grande Valley are important and growing markets for us, and we welcome these banks' staffs and customers into our company. I was especially pleased to see strong loan and deposit growth, along with trust fees increasing by more than 10 percent over last year's first quarter. It is worth noting that shareholders' equity exceeded $1 billion at quarter end for the first time. Net interest income also increased by a strong 25 percent, reflecting the strong loan and deposit growth as well as the impact of a rising interest rate environment on our asset-sensitive balance sheet.

"As we continue to expand our Texas franchise in the markets we serve, a strengthening Texas economy also contributed to our success. This remains a great state for doing business," Evans continued. "Every day, throughout our organization, our outstanding staff demonstrates their commitment to a superior level of service and to the sales culture we have cultivated. I am deeply grateful for their initiative and dedication."

Other noted financial data for the first quarter follows:

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The Corporation completed two acquisitions this quarter - Texas Community Bank, with loans of $65.2 million and deposits of $101.3 million, at close of business on February 9, 2006, and Alamo Bank of Texas, with loans of $224.5 million and deposits of $280.3 million, at close of business on February 28, 2006. These loans and deposits, and the results of operations, are included from the dates of acquisition.

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Net interest income on a taxable-equivalent basis increased 25.0 percent to $114.7 million, from the $91.8 million reported a year earlier. This increase in net interest income was impacted in part by a 13.1 percent increase in average deposits from the first quarter of 2005, to $9.0 billion, which in turn contributed to a rise of $1.2 billion in average earning assets compared to the same period a year earlier. The earning asset mix improved as average loans for the quarter rose to $6.3 billion, 19.3 percent higher than the $5.3 billion reported for the first quarter last year. The continuing rising rate environment also had a positive impact on the Corporation's net interest income and net interest margin. The net interest margin was 4.66 percent for the first quarter, up from 4.54 percent for the previous quarter and 4.29 percent for the first quarter of 2005.

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   Non-interest income for the first quarter of 2006 increased 4.7 percent to $60.8 million, from the $58.0 million reported a year earlier.

   Trust fees increased 10.2 percent to $15.8 million, compared to $14.3 million in the first quarter of 2005, primarily as a result of increased levels of investment fees and oil and gas trust management fees. Investment fees are assessed based on the market values of trust assets that are managed and held in custody and these values have increased from last year. The Corporation has also experienced growth in the number of new accounts since last year.

   Other income increased 5.5 percent from the first quarter of last year, to $12.1 million. The increase in other income this quarter was due primarily to higher income from Visa Checkcard usage and higher earnings received from balances the Corporation maintains related to its official check program. During the first quarter of 2005, the company recognized $1.7 million in income from a distribution received from the sale of the PULSE EFT association, of which the Corporation was a member.

   Insurance commissions and fees were $9.0 million, an increase of 4.2 percent over the $8.6 million reported for the same quarter a year earlier.

   Service charges on deposits were $19.1 million, down 1.3 percent compared to the same quarter a year ago. An increase in the earnings credit rate for commercial accounts, compared to a year earlier, impacted treasury management fees. In a rising interest rate environment, customers earn more credit for their deposit balances and this in turn reduces the amount of service charges to be paid for through fees.

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Non-interest expense for the quarter was $100.2 million, up 10.7 percent over the $90.5 million reported for the first quarter of 2005. The increase in total salaries and related employee benefits was $7.2 million, or 13.9 percent, primarily the result of the acquisitions completed during the fourth quarter of 2005 and the first quarter of 2006 and normal annual merit increases. The Company recognized $1.6 million in expense related to stock options during the quarter in connection with the adoption of a new accounting standard, effective at the beginning of the year. The recent acquisitions impacted lease expense, utilities and depreciation expense related to buildings, resulting in a rise in net occupancy expenses of $1.1 million from the first quarter of 2005. Other non-interest expense was also up $940 thousand from the first quarter of 2005, with conversion-related expenses, higher donations and higher Visa Checkcard expenses affecting the increase.

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For the first quarter of 2006, the provision for possible loan losses was $3.9 million, compared to net charge-offs for the quarter of $2.5 million. The loan loss provision for the first quarter of 2005 was $2.4 million, compared to net charge-offs of $1.7 million. Non-performing assets at quarter end were $40.8 million, compared to $41.1 million a year earlier. The allowance for possible loan losses as a percentage of loans at March 31, 2006 was 1.29 percent, compared with 1.42 percent at the end of the first quarter of 2005.

Cullen/Frost Bankers, Inc. will host a conference call on Wednesday, April 26, 2006, at 10:00 a.m. Central Time (CT) to discuss the results for the quarter. The media and other interested parties are invited to access the call in a "listen only" mode at 1-800-944-6430. Digital playback of the conference call will be available after 2:00 p.m. CT until midnight Sunday, April 30,2006 at 800-642-1687 with Conference ID # of 7652313. The call will also be available by webcast at the URL listed below and available for playback after 2:00 p.m. CT. After entering the website, www.frostbank.com, go to "About Frost" on the top navigation bar, then click on Investor Relations.

Cullen/Frost Bankers, Inc. (NYSE:CFR) is a financial holding company, headquartered in San Antonio, with assets of $11.6 billion at March 31, 2006. The corporation provides a full range of commercial and consumer banking products, investment and brokerage services, insurance products and investment banking services. Its subsidiary, Frost Bank, operates 83 financial centers across Texas in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Rio Grande Valley and San Antonio regions. Subsidiary Alamo Bank of Texas operates 10 locations in the Rio Grande Valley. Founded in 1868, Frost is the largest national bank headquartered in Texas, helping Texans with their financial needs during three centuries.

Forward-Looking Statements and Factors that Could Affect Future Results

Certain statements contained in this Earnings Release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"), notwithstanding that such statements are not specifically identified. In addition, certain statements may be contained in the Corporation's future filings with the SEC, in press releases, and in oral and written statements made by or with the approval of the Corporation that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of Cullen/Frost or its management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as "believes", "anticipates", "expects", "intends", "targeted", "continue", "remain", "will", "should", "may" and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

   Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

w	Local, regional, national and international economic conditions and the impact they may have on the Corporation and its customers and the Corporation's assessment of that impact.
w	Changes in the level of non-performing assets and charge-offs.
w	Changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements.
w	The effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board.
w	Inflation, interest rate, securities market and monetary fluctuations.
w	Political instability.
w	Acts of war or terrorism.
w	The timely development and acceptance of new products and services and perceived overall value of these products and services by users.
w	Changes in consumer spending, borrowings and savings habits.
w	Changes in the financial performance and/or condition of the Corporation's borrowers.
w	Technological changes.
w	Acquisitions and integration of acquired businesses.
w	The ability to increase market share and control expenses.
w	Changes in the competitive environment among financial holding companies.
w	The effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which the Corporation and its subsidiaries must comply.
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The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters.

w	Changes in the Corporation's organization, compensation and benefit plans.
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The costs and effects of legal and regulatory developments including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews.

w	Greater than expected costs or difficulties related to the integration of new products and lines of business.
w	The Corporation's success at managing the risk involved in the foregoing items.

   Forward-looking statements speak only as of the date on which such statements are made. The Corporation undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except per share amounts)

	2006	2005

	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr

CONDENSED INCOME STATEMENTS

Net interest income	$112,440	$107,800	$99,285	$94,078	$90,103
Net interest income(1)	114,719	109,968	101,255	95,926	91,789
Provision for possible loan losses	3,934	2,950	2,725	2,175	2,400
Non-interest income:
Trust fees	15,754	15,059	14,463	14,541	14,290
Service charges on deposit accounts	19,107	19,749	20,173	19,462	19,367
Insurance commissions and fees	8,975	5,539	7,389	6,193	8,610
Other charges, commissions and fees	4,808	5,438	4,886	4,821	4,288
Net gain (loss) on securities transactions	(1)	19	--	--	--
Other	12,115	10,749	11,143	12,716	11,484

Total non-interest income	60,758	56,553	58,054	57,733	58,039

Non-interest expense:
Salaries and wages	46,106	43,787	41,818	40,454	40,000
Employee benefits	13,176	9,252	9,973	10,315	12,037
Net occupancy	8,433	8,244	8,111	7,408	7,344
Furniture and equipment	6,302	5,983	6,202	5,925	5,802
Intangible amortization	1,306	1,160	1,050	1,278	1,371
Other	24,873	26,652	24,838	24,070	23,933

Total non-interest expense	100,196	95,078	91,992	89,450	90,487

Income before income taxes	69,068	66,325	62,622	60,186	55,255
Income taxes	22,391	21,408	20,167	19,502	17,888

Net income	$46,677	$44,917	$42,455	$40,684	$37,367

PER SHARE DATA

Net income - basic	$0.86	$0.83	$0.81	$0.78	$0.72
Net income - diluted	0.83	0.81	0.79	0.77	0.70
Cash dividends	0.30	0.30	0.30	0.30	0.265
Book value at end of quarter	18.34	18.03	17.03	16.81	15.59

OUTSTANDING SHARES

Period-end shares	55,106	54,483	52,657	52,308	51,817
Weighted-average shares - basic	54,574	54,015	52,345	51,884	51,653
Dilutive effect of stock compensation	1,353	1,346	1,285	1,246	1,416
Weighted-average shares - diluted	55,927	55,361	53,630	53,130	53,069

SELECTED ANNUALIZED RATIOS

Return on average assets	1.68%	1.63%	1.68%	1.67%	1.54%
Return on average equity	18.86	18.52	18.98	19.35	18.31
Net interest income to average earning assets(1)	4.66	4.54	4.52	4.42	4.29

(1) Taxable-equivalent basis assuming a 35% tax rate.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	2006		2005

	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr

BALANCE SHEET SUMMARY

($ in millions)
Average Balance:
Loans	$6,307	$6,008	$5,593	$5,483	$5,286
Earning assets	9,906	9,587	8,916	8,697	8,666
Total assets	11,286	10,901	10,037	9,786	9,840
Non-interest-bearing demand deposits	3,305	3,302	2,964	2,869	2,897
Interest-bearing deposits	5,691	5,378	5,052	5,005	5,058
Total deposits	8,996	8,680	8,016	7,874	7,955
Shareholders' equity	1,004	962	887	844	828

Period-End Balance:
Loans	$6,511	$6,085	$5,710	$5,589	$5,403
Earning assets	10,300	10,203	9,185	8,903	8,768
Goodwill and intangible assets	269	184	111	112	115
Total assets	11,579	11,741	10,280	9,951	9,849
Total deposits	9,292	9,146	8,283	8,011	8,003
Shareholders' equity	1,011	982	897	879	808
Adjusted shareholders' equity(1)	1,086	1,033	928	890	849

ASSET QUALITY

($ in thousands)
Allowance for possible
loan losses	$84,142	$80,325	$77,117	$77,103	$76,538
as a percentage of
period-end loans	1.29%	1.32%	1.35%	1.38%	1.42%

Net charge-offs	$2,490	$2,928	$2,711	$1,610	$1,672
Annualized as a percentage
of average loans	0.16%	0.19%	0.19%	0.12%	0.13%

Non-performing assets:
Non-accrual loans	$34,027	$33,179	$34,432	$34,205	$32,884
Foreclosed assets	6,766	5,748	6,394	7,130	8,189

Total	$40,793	$38,927	$40,826	$41,335	$41,073
As a percentage of:
Total loans and
foreclosed assets	0.63%	0.64%	0.71%	0.74%	0.76%
Total assets	0.35	0.33	0.40	0.42	0.42

CONSOLIDATED CAPITAL RATIOS

Tier 1 Risk-Based
Capital Ratio	11.55%	12.24%	13.01%	12.84%	12.73%
Total Risk-Based
Capital Ratio	14.21	14.94	15.92	15.82	15.82
Leverage Ratio	9.12	9.62	10.16	10.06	9.51
Equity to Assets Ratio (period-end)	8.73	8.37	8.72	8.84	8.20
Equity to Assets Ratio (average)	8.89	8.82	8.84	8.62	8.41

(1) Shareholders' equity excluding accumulated other comprehensive income(loss).

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